EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-58135, No. 333-43047 and No. 333-103528) pertaining to the 401(k) Retirement Savings Plan of Sinclair Broadcast Group, Inc. of our report dated June 27, 2005, with respect to the financial statements and schedule of the Sinclair Broadcast Group, Inc. 401(k) Retirement Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

Baltimore, Maryland
June 27, 2005